EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	KCSA Worldwide
David Storey, Pres. & CEO	Jeffrey Goldberger
(321) 984-1414	(212) 896-1249
jgoldberger@kcsa.com

United States Postal Service Extends Exclusive Contract with RELM Wireless

USPS Signs Second of Four One-Year Contract Renewals with RELM

WEST MELBOURNE, FL, August 7, 2007 – RELM Wireless Corporation (AMEX: RWC) today announced that its exclusive supply contract with the United States Postal Service (USPS) has been extended for a second time through July 14, 2008.

The original contract, executed in July 2005, was for one year and has two remaining one-year renewals at the option of the USPS.  Under the terms of the contract, RELM Wireless became the exclusive provider of two-way portable radios and accessories to USPS installations throughout the United States and its territories and possessions, including main and associate post offices, administrative offices, training and technical centers, and headquarters.  Structured as an exclusive requirements contract, all USPS two-way radio requirements in these categories are provided by RELM.  The contract does not specify purchase dates or quantities of equipment, and is terminable by either party upon 180 days’ written notice.

RELM President and CEO David Storey commented, “We have effectively supported the two-way radio communication needs of the United States Postal Service for over two years.  We are committed to further expand this very important relationship.”

About RELM Wireless

For six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.